EXHIBIT 99.1

FOR IMMEDIATE RELEASE

99 Wood Avenue South, Suite 311

Iselin, NJ 08830

www.pharmoscorp.com

Pharmos Phase 2a Cannabinor Study to Evaluate Analgesic Activity and Safety in Acute

Pain Approved by UK Regulatory Authorities

Iselin, NJ, June 20, 2006 – Pharmos Corporation (Nasdaq: PARS) announced today the Company has received approval from the Medicines and Healthcare Products Regulatory Agency (MHRA) and the local Ethics Committee in the U.K. to commence a Phase 2a clinical study of cannabinor (PRS-211,375), a CB2-selective synthetic cannabinoid drug candidate for the treatment of pain. The proof-of-concept trial will be conducted among healthy subjects experiencing pain following third molar dental extraction.

The single-center, randomized, double-blinded, single-dose intravenous study will take place at the UCL Analgesia Centre in London. The safety and analgesic activity of different cannabinor doses will be compared with placebo for acute pain following extraction of mandibular third molar teeth. The study will include 100 male subjects and is expected to be completed in the third quarter of 2006. The dental pain model has proven to be relevant for other acute pain situations including post-operative pain. A study to test cannabinor in other clinical pain models is planned for later this year.

Haim Aviv, Ph.D., Chairman and Chief Executive Officer, said, “We are excited by the therapeutic potential of cannabinoids in treating a wide variety of pain indications. The pain market is a significant opportunity for Pharmos especially now that two leading COX-2 inhibitors have been pulled due to safety concerns with those compounds. A recent report issued by Decision Resources, a leading pharmaceutical and healthcare research and advisory firm, forecasts that new first-in-class treatments, including cannabinor, will ‘expand the market to treat pain in the United States, France, Germany, Italy, Spain, the United Kingdom, and Japan to nearly $50 billion in 2020.’ 1 Obtaining the U.K. regulatory approval to initiate this study allows us to make final arrangements to begin enrolling patients.”

Alan Rubino, President and Chief Operating Officer added, “This approval marks additional progress in advancing cannabinoid compounds through the clinic. Our strength in cannabinoid technology, coupled with the potential to add later stage drugs with our pending Vela Pharmaceuticals acquisition would position Pharmos with a strong pipeline focused on CNS and autoimmune indications. Vela’s lead drug dextofisopam has strong Phase 2 data for the treatment of irritable bowel syndrome, a large, underserved market.”

In the third quarter 2006 the Company expects to initiate a second phase 2a intravenous trial that will test the analgesic activity and safety of cannabinor in experimentally induced neuropathic pain. In addition to the ongoing clinical testing of cannabinor in an intravenous formulation, Pharmos is developing an oral

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1 Decision Resources press release, “New Drugs from Vertex/GlaxoSmithKline, Rinat Neuroscience, Avigen, and Pharmos Will Help Drive the Prescription Pain Treatment Market to $50 Billion in 2020,” May 30, 2006 (http://www.decisionresources.com/press_releases/pr_05_30_2006.htm).

formulation of the drug candidate to move into Phase 1 testing in late 2006 or early 2007. An oral formulation will facilitate clinical development of cannabinor for chronic pain conditions.

Pharmos discovers and develops novel therapeutics to treat a range of indications including neurological and inflammatory disorders. The Company’s core proprietary technology platform focuses on discovery and development of synthetic cannabinoid compounds. Cannabinor, the lead CB2-selective receptor agonist candidate, is undergoing Phase II testing in pain. Other compounds from Pharmos' proprietary synthetic cannabinoid library are in pre-clinical studies targeting pain, multiple sclerosis, rheumatoid arthritis and other disorders.

Statements made in this press release related to the business outlook and future financial performance of the Company, to the prospective market penetration of its drug products, to the development and commercialization of the Company's pipeline products and to the Company's expectations in connection with any future event, condition, performance or other matter, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause results to differ materially from those set forth in these statements. Additional economic, competitive, governmental, technological, marketing and other factors identified in Pharmos' filings with the Securities and Exchange Commission could affect such results.

In connection with its proposed acquisition of Vela Pharmaceuticals Inc., Pharmos has filed a preliminary proxy statement and other relevant materials with the Securities and Exchange Commission (SEC) relating to a meeting of shareholders. Investors and security holders of Pharmos are urged to read these materials when they become available because they will contain important information about Pharmos, Vela and the acquisition. The proxy statement and other relevant materials (when they become available), and any other documents filed by Pharmos with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Pharmos by directing a written request to: Pharmos Corporation, 99 Wood Avenue South, Suite 311, Iselin, New Jersey 08830, Attention: Investor Relations. Investors and security holders are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the acquisition.

Pharmos and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of Pharmos in connection with the proposal to issue shares of our common stock in the acquisition. Information about those executive officers and directors of Pharmos and their ownership of Pharmos’ common stock is set forth in Pharmos’ Annual Report on Form 10-K for the year ended December 31, 2005, which was filed with the SEC. Investors and security holders may obtain additional information regarding the direct and indirect interests of Pharmos’ executive officers and directors in the acquisition by reading the preliminary proxy statement and other information when it becomes available.”

Contacts

Pharmos U.S.	The Ruth Group, Inc.
Gale Smith	John Quirk (investors)
(732) 452-9556	(646) 536-7029
Pharmos Israel	Janine McCargo (media)
Irit Kopelov	(646) 536 7033
011-972-8-940-9679